Exhibit 10.1

SETTLEMENT AGREEMENT

(free English translation)

BETWEEN

ROGERS BVBA, a company established and existing under the laws of Belgium, having its registered offices at Afrikalaan 188, 9000 Gent, Belgium, with corporate registration number 0406.657.553, duly represented by Marc Beulque, as Director;

“the Company”

AND

Mr LUC VAN EENAEME, with residence at Kamerijkstraat 31, 9041 Oostakker, Belgium;

“Luc Van Eenaeme”

Jointly referred to as “the Parties”;

WHEREAS:

(A)	The Company engaged Luc Van Eenaeme with an employment contract of an indefinite duration on 10 August 1984 (hereafter “the Employment Contract”).

(B)	On 30 June 2013, the Company ended the Employment Contract with immediate effect. This was confirmed by letter of 1 July 2013, signed by both Parties.

(C)	On the date of termination, Luc Van Eenaeme was not only employed in Belgium. Luc Van Eenaeme was also appointed as remunerated director of other companies of the group to which the Company belongs (hereafter “the Group”) in Germany and in the United Kingdom. Also these working relations were terminated with immediate effect.

(D)	The Parties have met and have come to this agreement through which they intend to settle all disputes, which have arisen and may arise between them following the execution and/or the termination of the Employment Contract. Similar settlement agreements will be signed regarding Luc Van Eenaeme’s other working relations within the Group to make sure no future disputes can arise (hereafter “the Other Settlement Agreements”).

IT IS AGREED AS FOLLOWS:

1.	END DATE EMPLOYMENT CONTRACT

1.1	The Parties agree that the Employment Contract definitively ended on 30 June 2013.

2.	TERMINATION INDEMNITY

2.1
A total termination indemnity of 760.000 EUR will be paid to Luc Van Eenaeme taking into account the termination of all his working relations within the Group. For what the termination of the Employment Contract is concerned, the Company will pay to Luc Van Eenaeme, who accepts explicitly, a termination indemnity equal to 114.000 EUR gross, covering a notice period of 24 months.

2.2	On top of the termination indemnity mentioned in Article 2.1, the Company will pay to Luc Van Eenaeme, who accepts explicitly, the following amounts:

(a) the departure holiday pay as calculated by the payroll agency;

(b) the pro-rated end of year premium equal to 1.262,16 EUR gross;

(c) intrests for late payment equal to 6.175 EUR.

2.3	The amounts mentioned under Article 2.1 and Article 2.2 will be transferred into the bank account of Luc Van Eenaeme after deduction of the applicable professional withholding taxes and social security contributions before 30 September 2013.

3.	OPTIONS

3.1	In accordance with article 10 of the 2009 Long-Term Equity Compensation Plan, the Company confirms that the competent compensation committee will authorize the vesting of Luc Van Eenaeme’s option award dated 2 October 2010 (“award ID 1891”), with respect to 17.800 options with an exercise price of 24,20 USD per share, on the date provided in such option award (which, for the avoidance of any doubt, is 1 January 2014), notwithstanding Luc Van Eenaeme’s termination of service on 30 June 2013. These options will remain exercisable from 1 January 2014 (the date on which they will vest) until 31 March 2014.

4.	TAX ASSISTANCE

4.1	The Company will provide tax assistance in a manner consistent with past practice to aid in the preparation of Luc Van Eenaeme’s tax declarations for his personal resident and non-resident income tax returns concerning, provided that in no event will the Company be required to pay an amount in excess of 10,000 EUR (VAT excluded) in connection with the provision of such tax assistance:

(a) the remuneration that Luc Van Eenaeme received from any company of the Group,

(b) the termination indemnities Luc Van Eenaeme received from any company of the Group.

4.2	To facilitate the task of the tax advisor, Luc Van Eenaeme commits to promptly submit all information and documents necessary to enable a timely and correct preparation of his tax declaration.

5.	SOCIAL AND FISCAL DOCUMENTS

5.1	The Company will provide Luc Van Eenaeme with all legally prescribed social and fiscal documents before 30 September 2013, including a C4 form, with as reason for the dismissal “restructuring”.

5.2	The Company will pay for standard outplacement services for Luc Van Eenaeme, in line with Collective Bargaining Agreement no. 51 and 82.

6.	CONFIDENTIALITY

6.1	The Parties agree that the negotiations on the present agreement and the Other Settlement Agreements as well as the existence and the terms of the present agreement and the Other Settlement Agreements, will remain strictly confidential and will not be disclosed by either Party, except when the publication is:

(a) Required by law or regulation, including the rules and regulations of the US Securities and Exchange Commission and those of the New York Stock Exchange;

(b) required by a decision of a court or tribunal whose orders or decisions are binding on the relevant Party;

(c) required by any regulatory body, authority or agency;

(d) required because one of the Parties is forced to commence legal proceedings before any competent court due to the non-compliance of the other Party with the obligations of the present agreement.

In such case, the Party required to disclose the present agreement will immediately inform the other Party.

7.	WAIVING OF RIGHTS

7.1	The Parties acknowledge that upon the realization of this agreement mutual concessions have been made and that this agreement constitutes a settlement in the sense of article 2044 and following of the Civil Code.

7.2	The Parties irrevocably and reciprocally waive the right to initiate or to continue legal proceedings of whatever nature and for whatever reasons and which relate to the existence, the execution and/or the termination of their former working relationship.

7.3	The Parties irrevocably and reciprocally waive all claims of whatever nature and for whatever reason and all rights that they might have through the existence, the executions and/or the termination of their former working relationship.

7.4	Luc Van Eenaeme waives the rights mentioned in article 7.2 and 7.3 also towards each company or entity within the Group.

7.5	The Parties waive the right to avail itself of any errors as to law of fact and any omissions relating to the existence of and/or the extent of its rights.

7.6	The waiving of rights does obviously not concern the rights and duties that Parties could claim on behalf of this agreement or the Other Settlement Agreements.

7.7	Luc Van Eenaeme affirms that he got time to contact a lawyer or another consultant, prior to the signature of this settlement agreement.

8.	APPLICABLE LAW

8.1	This settlement agreement is subject to Belgian law. Belgian courts will be solely competent to deal with any disputes relating to this settlement agreement.

9.	REPLACEMENT PRIOR AGREEMENTS

9.1	This settlement agreement supersedes any and all prior agreements, whether oral or in writing, between the Parties.

THIS SETTLEMENT AGREEMENT has been signed in Ghent on 26 September 2013 in so many originals as there are parties.

Luc Van Eenaeme __________________ For the Company ___________________ Marc Beulque Director [Please initial every page and undersign preceded by a handwritten mentioning “read and approved”]